UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/13/2005

Myriad Genetics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-26642

Delaware	87-0494517
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

320 Wakara Way
Salt Lake City, Utah 84108
(Address of Principal Executive Offices, Including Zip Code)

801-584-3600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On April 14, 2005, Myriad accelerated the vesting of unvested stock options previously awarded to employees and non-employee members of the board of directors under the Company's 2002 and 2003 stock option plans. Approximately 3.5 million options will be accelerated of which approximately 1.7 million belong to executive officers and non-employee members of the board of directors.

On December 16, 2004, the Financial Accounting Standards Board issued rule FAS123(R) that requires public companies to expense stock options on their financial statements. As Myriad has a June 30 fiscal year end, Myriad will be required to implement FAS123(R) for its fiscal year beginning July 1, 2005. Myriad estimates that in excess of $25 million of future expense will be saved as a result of accelerating its outstanding, unvested options as of April 14, 2005.

Item 8.01.    Other Events

On April 13, 2005, Myriad Genetics, Inc. announced that John T. Henderson, M.D. has been elected as the Chairman of Myriad's Board of Directors. Dr. Henderson succeeds Dale A. Stringfellow, Ph.D., who recently passed away of complications associated with pancreatic cancer. Dr. Henderson has been a Director of Myriad since March 2004. He was previously with Pfizer for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group.

In addition to electing a new Chairman, the Board of Directors has selected Linda S. Wilson, Ph.D. to fill the vacancy on the audit committee left by the passing of Dr. Stringfellow. Dr. Wilson's membership on the committee brings the total number of independent Directors on the committee to three, once again satisfying the Nasdaq Stock Market requirement. Dr. Wilson has been a Director of Myriad since 1999. She was the seventh President of Radcliffe College, from 1989 to 1999.

Item 9.01.    Financial Statements and Exhibits

(c)        The following exhibit is filed with this report:

        Exhibit

        Number         Description

          99.1              The Registrant's press release dated April 13, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Myriad Genetics, Inc.

Date: April 15, 2005.	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	The Registrant's press release dated April 13, 2005